SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

NOVOSTE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock and Series A preferred stock of ONI Medical Systems, Inc. (“ONI”) to be acquired by Novoste Corporation (“Novoste”) in exchange for shares of Novoste’s common stock

(2)	Aggregate number of securities to which transaction applies:

5,929,806 shares of ONI’s common stock, options and warrants to purchase 3,144,940 shares of ONI’s common stock and 9,147,285 shares of ONI’s Series A preferred stock to be acquired by Novoste in exchange for up to 33,055,560 shares of Novoste’s common stock pursuant to the merger of a wholly owned subsidiary of Novoste with and into ONI

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

one third of $0.01, which is one third of the par value per share of each of the ONI common stock and the ONI Series A preferred stock

(4)	Proposed maximum aggregate value of transaction: $60,741

(5)	Total fee paid: $8.00

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No. :

(3)	Filing Party:

(4)	Date Filed:

PRESS RELEASE

Contact:	Alfred J. Novak, Novoste Corporation
President and Chief Executive Officer
(770) 717-6096

NOVOSTE UNSUCCESSFUL IN NEGOTIATING REVISED TERMS TO MERGER AGREEMENT WITH

ONI; SPECIAL MEETING OF SHAREHOLDERS TO CONVENE ON SEPTEMBER 26, 2005

NORCROSS, Ga.—(BUSINESS WIRE)—Sept. 23, 2005—Novoste Corporation (NASDAQ: NOVT) announced today that it has been unsuccessful in negotiating revised terms to its merger agreement with ONI Medical Systems, Inc.

Novoste will reconvene its Special Meeting in lieu of an Annual Meeting of Shareholders on September 26, 2005 at 9:00 a.m. local time at the Novoste headquarters located at 4350 International Blvd., Norcross, Georgia, and voting on the ONI merger proposals and the election of two directors will occur at that time.

Novoste has previously sent its shareholders of record a proxy statement dated August 4, 2005, and supplements dated August 26, 2005 and August 30, 2005, describing the various proposals that Novoste’s shareholders will be voting on to allow Novoste to complete the proposed merger with ONI. The board of directors of Novoste continues to recommend that Novoste shareholders vote “FOR” all of the proposals on the proxy card.

Alfred J. Novak, the company’s President and Chief Executive Officer stated: “The proposed business combination with ONI is very important to Novoste and to all of our shareholders. Our board of directors believes that, although the merger with ONI represents a complete change in the nature of our business, the merger affords our existing shareholders an opportunity for future value that the board believes is currently unavailable given our existing technology. Should our shareholders not approve the proposals to allow us to complete the merger, we expect to have no ongoing business operations following the wind-down or sale of our VBT business, and our board will need to consider other alternatives, including the liquidation and dissolution of Novoste.”

Novoste reminds its shareholders that whether they hold their shares directly or though a broker, they are urged to send in their specific instructions for their shares to be voted at the reconvened meeting. Novoste asks its shareholders to submit their voting instructions as soon as possible so that they are received prior to September 26, 2005.

Shareholders that need an additional copy of the proxy statement and proxy card, would like assistance in voting, or have any questions regarding the proposals, should contact Alfred J. Novak, Novoste’s President and Chief Executive Officer, or Daniel G. Hall, Novoste’s General Counsel, at (770) 717-0904, or Morrow & Co., Inc., Novoste’s proxy solicitor, at (800) 607-0088.

About Novoste

Novoste common stock is traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s web site at www.novoste.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the benefits of the proposed merger between Novoste and ONI, the combined company’s plans, objectives and expectations, Novoste’s proposed sale of its VBT business, and all other statements that are not historical facts. These forward-looking statements are based on the current beliefs and expectations of Novoste’s and ONI’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in these forward-looking statements.